Exhibit 4(d)

TRANSATLANTIC HOLDINGS, INC.

2008 NON-EMPLOYEE DIRECTORS’

STOCK PLAN

ARTICLE A—Purpose.

The purpose of the Transatlantic Holdings, Inc. 2008 Non-Employee Directors’ Stock Plan (the “Plan”) is to strengthen the alignment of interests between the non-employee directors (“Participants”) and the stockholders of Transatlantic Holdings, Inc. (the “Company”) through the increased ownership of shares of the Company’s common stock (“Common Stock”) by Participants or other equity instruments that track the value of the Company’s Common Stock. This will be accomplished by granting Participants (i) restricted stock units or other awards related to the price of Common Stock (“RSUs”), (ii) shares of Common Stock restricted in a manner determined by the Committee (“Restricted Shares”), (iii) non-qualified options to purchase shares of Common Stock (“Stock Options”) and/or (iv) stock appreciation rights (“SARs” and together with RSUs, Restricted Shares and Stock Options, “Awards”).

ARTICLE B—Administration.

1.
The Plan shall be administered by the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”), or such other committee as may be designated by the Board (the “Committee”). The Committee shall consist of not less than two (2) members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or definition adopted by the Securities and Exchange Commission, or such other number of Non-Employee Directors required from time to time by such rule or any successor rule adopted by the Securities and Exchange Commission, to be appointed by the Board from time to time and to serve at the discretion of the Board. The Committee may establish such regulations, provisions and procedures within the terms of the Plan as, in its opinion, may be advisable for the administration and operation of the Plan, and may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration and operation of the Plan and may grant authority to such persons to execute documents on behalf of the Committee. The Committee shall report to the Board on the administration of the Plan not less than once each year.

2.
Subject to the express provisions of the Plan, the Committee shall have authority to: (i) grant Participants RSUs, subject to such conditions or restrictions, if any, as the Committee may determine; (ii) grant Participants Restricted Shares, subject to such conditions or restrictions, if any, as the Committee may determine; (iii) grant Participants Stock Options, subject to such conditions or restrictions, if any, as the Committee may determine; (iv) grant Participants SARs, subject to such conditions or restrictions, if any, as the Committee may determine and (v) make all other determinations it deems necessary or advisable for administering the Plan.

ARTICLE C—Participation.

Participation in the Plan shall be limited to non-employee directors of the Company.

ARTICLE D—Shares Subject to Use Under the Plan.

Shares of Common Stock delivered by the Company upon the exercise of Stock Options or SARs, the vesting of RSUs or the granting of Restricted Shares shall be authorized but unissued shares or unused Treasury shares of Common Stock. The maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be 100,000.

ARTICLE E—Stock Options and SARs

1.
The Committee may, from time to time, grant Participants one or more Stock Options to purchase shares of Common Stock, each having an exercise price equal to no less than the closing price of the Common Stock on the New York Stock Exchange on the date of the grant.

2.
The Committee may, from time to time, grant Participants one or more SARs, each entitling the Participant to receive, upon exercise, a redemption differential, payable either in shares of Common Stock or cash, for each such SAR, equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of exercise and the exercise price of the SAR then being exercised. The exercise price for each SAR granted under this Plan shall be the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

3.
Stock Options and SARs are not transferable other than by will or by the laws of descent and distribution. For purposes of exercising Stock Options or SARs after the death of the Participant, the duly appointed executors and administrators of the estate of the deceased Participant shall have the same rights with respect to the Stock Options and SARs as legatees or distributees would have after distribution to them from the Participant’s estate, subject in all respects to Article I hereof.

4.
Upon the exercise of a Stock Option, payment in full of the exercise price shall be made by the Participant. The exercise price may be paid by the Participant in (i) cash, (ii) shares of Common Stock to be valued at their fair market value on the date of exercise or (iii) a combination thereof as determined by the Committee.

ARTICLE F—Adjustments.

In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, share exchange, reclassification, distribution, spin-off or other change affecting the corporate structure, capitalization or Common Stock of the Company, (i) the number of shares authorized to be issued under the Plan, (ii) the number of shares covered by outstanding Stock Options, SARs, Restricted Shares or RSUs and (iii) the exercise price of Stock Options or the exercise price of SARs shall be adjusted appropriately and equitably to prevent dilution or enlargement of rights under the Plan. Following any such change, the term “Common Stock” shall be deemed to refer to such class of shares or other securities as may be applicable.

ARTICLE G—Grant of Restricted Shares or RSUs.

1.	The Committee may grant Restricted Shares or RSUs to Participants under the Plan subject to such terms and conditions or restrictions, if any, as the Committee may determine.

2.
Restricted Shares and RSUs are not transferable other than by will or by the laws of descent and distribution. After the death of the Participant, the duly appointed executors and administrators of the estate of the deceased Participant shall have the same rights with respect to the Restricted Shares and RSUs as legatees or distributees would have after distribution to them from the Participant’s estate, subject in all respects to Article I hereof.

3.
In general, the Company shall deliver shares of the Common Stock upon the vesting of an RSU; provided, however, that the Committee may determine prior to the grant of an RSU that the Participant may elect for the shares of the Common Stock (or cash in lieu thereof) to be delivered at such time or times subsequent to vesting in a manner permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE H—Additional Provisions.

1.
The Board may, at any time, repeal or amend the Plan except that no such amendment may amend this paragraph, increase the total aggregate number of shares subject to the Plan or alter the persons eligible to receive shares under the Plan. Participants and the Company shall be bound by any such amendments as of their effective dates, but if any outstanding grants are materially affected adversely, notice thereof shall be given to Participants holding such grants and such amendments shall not be applicable without such Participants’ written consent. If the Plan is repealed in its entirety, all theretofore granted Awards subject to conditions or restrictions granted pursuant to the Plan shall continue to be subject to such conditions or restrictions. Notwithstanding this or any other provision of this Plan, Stock Options and SARs may not be re-priced except in accordance with Article F hereof and Section 409A of the Code.

2.
No Participant shall have any rights as a stockholder with respect to any shares of Common Stock subject to his or her Awards prior to the date on which he or she is recorded as the holder of such shares on the books and records of the Company.

3.
The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Awards, requiring a Participant, beneficiary or legal representative to pay in cash to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations as a condition of releasing the Common Stock.

ARTICLE I—Consent.

Every Participant who receives an Award pursuant to the Plan shall be bound by the terms and provisions of the Plan and of any grant agreement referable thereto, and the acceptance of any grant of Awards pursuant to the Plan shall constitute a binding agreement between the Participant and the Company and any successors in interest to any of them. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

ARTICLE J—Duration of Plan.

The Plan shall be effective as of March 25, 2008, subject to approval of the Plan by the holders of stock entitled to vote at the Company’s 2008 Annual Meeting of Stockholders and terminate on December 31, 2018 unless a different termination date is fixed by the stockholders or by action of the Board, but no such termination shall affect the prior rights under the Plan of the Company or of anyone to whom an Award has been granted prior to such termination.